Exhibit 16.1

November 30, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of CV Sciences Inc. Form 8-K dated November 30, 2021, and have the following comments:

•We agree with the statements made in the first sentence of the first paragraph, and the second through fifth paragraph of Item 4.01(a).
•We have no basis on which to agree or disagree with the statements made in the second and third sentence of the first paragraph of Item 4.01(a) and Item 4.01(b)

Yours truly,

/s/ DELOITTE & TOUCHE LLP
San Diego, CA